UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AeroGrow International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of AeroGrow International, Inc.:

We hope that you have received our notice of a Special Meeting of Stockholders of AeroGrow International, Inc. at our headquarters located at 6075 Longbow Drive, Suite 200, Boulder, Colorado 80301, on Thursday, February 5, 2009, at 10:00 a.m., Mountain Time.  To view the proxy now, visit www.aerogrow.com/proxy. The purpose of the meeting is to approve an amendment to our Articles of Incorporation giving our Board of Directors the authority to designate the rights and preferences of AeroGrow’s preferred stock.

We are sending this letter, with a proxy card, as a reminder to vote your shares according to the instructions on your proxy card.  It is important that your shares be represented at the Special Meeting, regardless of the number of shares you may hold.  Even if you plan to attend the Special Meeting in person, please sign, date, and return your proxy now.  You may also vote by phone or internet if those instructions appear on your proxy card.  If you attend the Special Meeting and want to change your vote, you may revoke your proxy and vote in person.

AeroGrow’s Board of Directors asks that you vote “for” this amendment.

AeroGrow has recently retained an investment banker and has begun an active search for the capital needed to support its operations and continue its growth.  Given the level and expected duration of the financial crisis, many traditional means of raising capital are unavailable, even to larger, more established companies than AeroGrow.  As a result, the Board of Directors believes that having all options available for our fundraising is of primary importance.  Approval of this amendment gives the Board the ability to set the terms of AeroGrow’s preferred stock, as one option among many that may be used in our fundraising efforts.

The Company does not have a present intent or plans to issue any preferred stock, and the terms, conditions, and timing of any potential fundraising transactions have not yet been determined.  The Company may choose to accelerate, delay, or not pursue a transaction, depending on market conditions.

More information is available in the proxy you have received, or can view online at www.aerogrow.com/proxy.  For direct questions, please call John Thompson at 303-953-6201.

By order of the Board of Directors, /s/ Jack J. Walker
Jack J. Walker
Chairman of the Board

Boulder, Colorado
January 9, 2009